We wanted to make you aware that Tortoise fund shareholders will be receiving a proxy statement and a request to consider and vote on a proposal to approve a new investment advisory agreement due to a proposed change in ownership of the Adviser. Your help in obtaining votes on this matter are greatly appreciated.

Proxy statement & FAQs
Open-End Funds
Exchange Traded Funds
Closed-End Funds